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Exhibit 12.1

West Texas Utilities Company
Consolidated Ratio of Earnings to Fixed Charges
For The Twelve Months Ended March 31, 2001 and Years Ended December 31, 2000

                      Twelve Months Ended
                           3/31/01             2000      1999      1998      1997      1996
                                                         (thousands, except ratios)

Operating Income            $47,599           $52,341   $53,799   $59,276   $44,584   $49,558
Adjustments
  Income Taxes               (1,134)            6,552     4,186    28,088    11,294     6,547
  Provision for
    Deferred Income
      Taxes                  14,003             8,164    12,026    (6,626)     (945)    4,546
Deferred Investment
      Tax Credits            (1,271)           (1,271)   (1,275)   (1,321)   (1,321)   (1,321)
Changes for Investments and
  Plant Development Costs,
  Net of Tax                   -                 -         -         -         -      (10,946)
Other Income and Deductions    (204)           (1,787)    2,126     2,034     1,237       601
Allowance for Borrowed and
  Equity Funds Used During
  Construction                1,529             1,416     1,025     1,347       920     1,276
    Earnings                $60,522           $65,415   $71,887   $82,798   $55,769  $ 50,261

Fixed Charges:
  Interest on
   Long-term Debt           $17,140           $18,017   $20,352   $20,352   $20,352   $21,169
  Interest on
   Short-term Debt            7,629             6,503     4,731     4,580     4,911     4,925
    Fixed Charges           $24,769           $24,520   $25,083   $24,932   $25,263   $26,094

Ratio of Earnings to
  Fixed Charges                2.44              2.66      2.86      3.32      2.20      1.92

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